Exhibit 99.4

Landstar System, Inc.

Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

On December 28, 2013, Landstar System Holdings, Inc., a Delaware corporation (“LSHI”) and a direct, wholly owned subsidiary of Landstar System, Inc. (the “Company”), completed the sale of all of the issued and outstanding equity interests of Landstar Supply Chain Solutions, Inc., a Delaware corporation, to XPO Logistics, Inc. (the “Transaction”).

The unaudited pro forma condensed consolidated financial information of the Company presented on the following pages was derived from the Company’s historical consolidated financial statements and is being presented to give effect to the Transaction. The pro forma adjustments are based on information that is directly attributable to the Transaction. The unaudited pro forma condensed financial information should be read in conjunction with the historical financial information and related notes contained in the Company’s Annual Report on Form 10-K for the 2012 fiscal year and its Quarterly Reports on Form 10-Q for the first three quarters of its 2013 fiscal year.

Landstar System, Inc.

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited- pro forma information)

	39 weeks ended September 28, 2013			Fiscal Year Ended December 29, 2012
	Historical	Results of operations of business sold (d)	Pro forma (c)	Historical	Results of operations of business sold (d)	Pro forma (c)
Revenue	$1,988,182	$15,377	$1,972,805	$2,793,420	$22,621	$2,770,799

Investment income	1,111		1,111	1,563		1,563

Costs and expenses
Purchased transportation	1,510,984	(1,693)	1,512,677	2,129,345	(978)	2,130,323
Commission to agents	156,480	103	156,377	218,363	241	218,122
Other operating costs	15,557	161	15,396	22,949	367	22,582
Insurance and claims	37,040	133	36,907	37,451	162	37,289
Selling, general and administrative	105,220	10,253	94,967	153,566	15,472	138,094
Depreciation and amortization	22,833	2,090	20,743	27,456	2,243	25,213

Total costs and expenses	1,848,114	11,047	1,837,067	2,589,130	17,507	2,571,623

Operating income	141,179	4,330	136,849	205,853	5,114	200,739
Interest and debt expense	2,367	—	2,367	3,104	(6)	3,110

Income from continuing operations before income taxes	138,812	4,330	134,482	202,749	5,120	197,629
Income taxes	52,360	1,624	50,736	72,968	1,905	71,063

Income from continuing operations	$86,452	$2,706	$83,746	$129,781	$3,215	$126,566

EPS - Continuing operations	$1.87	$0.06	$1.81	$2.78	$0.07	$2.71
Diluted EPS - Continuing operations	$1.87	$0.06	$1.81	$2.77	$0.07	$2.70

Common shares	46,156,000	46,156,000	46,156,000	46,698,000	46,698,000	46,698,000
Diluted shares	46,323,000	46,323,000	46,323,000	46,877,000	46,877,000	46,877,000

Landstar System, Inc.

Consolidated Balance Sheet

(Dollars in thousands except per share amount)

(unaudited- pro forma information)

	September 28, 2013
	Historical	Assets sold on disposition (a)	Assumed net proceeds on sale (b)	Pro Forma (c)
ASSETS
Current Assets
Cash and cash equivalents	$97,552	$(11,639)	$87,000	$172,913
Short-term investments	34,568	—		34,568
Trade accounts receivable, net	394,796	(30,308)		364,488
Other receivables, net	77,169	(3)		77,166
Deferred income taxes and other current assets	18,983	(1,114)		17,869

Total current assets	623,068	(43,064)	87,000	667,004

Operating property, less accumulated depreciation and amortization	184,441	(1,926)		182,515
Goodwill	57,470	(26,336)		31,134
Other assets	85,953	(4,362)		81,591

Total assets	950,932	(75,688)	87,000	962,244

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Cash overdraft	26,894	(4,875)		22,019
Accounts payable	194,134	(36,973)		157,161
Current maturities of long-term debt	27,347	—		27,347
Insurance claims	89,877	(9)		89,868
Other current liabilities	32,922	(1,206)	21,949	53,665

Total current liabilities	371,174	(43,063)	21,949	350,060

Long-term debt, excluding current maturities	90,709	—		90,709
Insurance claims	23,119	(9)		23,110
Deferred income taxes and other noncurrent liabilities	42,669	—		42,669

Shareholders’ Equity
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,013,297 shares	670	—		670
Additional paid-in capital	178,952	—		178,952
Retained earnings	1,129,408	(32,616)	65,051	1,161,843
Cost of 21,296,347 shares of common stock in treasury	(886,135)	—		(886,135)
Accumulated other comprehensive income	366	—		366

Total shareholders’ equity	423,261	(32,616)	65,051	455,696

Total liabilities and shareholders’ equity	$950,932	$(75,688)	$87,000	$962,244

Landstar System, Inc.

Notes to the Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

Description of the Transaction and basis of presentation

The unaudited pro forma condensed consolidated balance sheet and consolidated statements of income of the Company are based upon the historical consolidated financial statements of the Company, which were included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2013, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The unaudited pro forma condensed consolidated statements of income include the results of operations from continuing operations and exclude discontinued operations resulting from the Transaction. The unaudited pro forma condensed consolidated statements of income for the 39 weeks ended September 28, 2013 and for the fiscal year ended December 29, 2012 reflect the Transaction as if it had occurred as of the beginning of the Company’s 2012 fiscal year. The unaudited pro forma condensed consolidated balance sheet at September 28, 2013 reflects the Transaction as if it had occurred on September 28, 2013, the last day of the Company’s 2013 third fiscal quarter.

Pro forma adjustments

a)	Reflects the assets of LSCS as of September 28, 2013, adjusted for cash and intercompany amounts settled prior to consummation of the Transaction. Under the terms of the stock purchase agreement for the Transaction, previously filed as Exhibit 2.1 to the Company’s Form 8-K filed on December 12, 2013, working capital of LSCS at closing of the Transaction was set at $1 with the balance in excess over $1 being distributed in cash to the Company (subject to subsequent adjustment in accordance with the terms of the stock purchase agreement).

b)	Cash and cash equivalents include cash proceeds of $87.0 million. Other current liabilities include taxes payable in relation to the Transaction, net of a deferred tax asset of $0.8 million, plus an estimate of transaction costs incurred in connection with the Transaction.

c)	Reflects the removal of the results of operations of LSCS as a discontinued operation.

d)	Purchased transportation of the business sold represents intercompany cost of purchased transportation paid to LSCS by subsidiaries of the Company for capacity procurement services (previously eliminated for consolidated reporting purposes). These services are expected to continue to be provided by LSCS to subsidiaries of the Company, and therefore, the cost of purchased transportation related to these services is included in the Company’s pro forma condensed consolidated income statements.